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                                                                    EXHIBIT 21.1

Subsidiaries

1.  American Superconductor Europe GmbH (*) - established in Germany
2.  ASC Holding Corp. (*) - incorporated in Delaware
3.  ASC Securities Corp. (**) - incorporated in Massachusetts
4.  Superconductivity, Inc. (*) - incorporated in Delaware

 * Wholly owned subsidiary of American Superconductor Corporation ** Wholly owned subsidiary of ASC Holding Corp.